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EXHIBIT 4.2

        BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
Issuer

and

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
Indenture Trustee

Series 2002-1 SUPPLEMENT

Dated as of December 31, 2002

to

INDENTURE

Dated as of December 31, 2002

Series 2002-1 NOTES

i

EXHIBITS

A    —    Form of Series 2002-1 Note

ii

    SERIES 2002-1 SUPPLEMENT, dated as of December 31, 2002 (as amended, modified or supplemented from time to time in accordance with its terms, the "Supplement"), between BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P., a limited partnership organized under the laws of the State of Delaware (the "Issuer") and Wells Fargo Bank Minnesota, National Association, a national banking association, as Indenture Trustee (the "Indenture Trustee").

WITNESSETH:

          Pursuant to the Indenture, dated as of December 31, 2002 (as amended, modified or supplemented from time to time in accordance with its terms, the "Indenture"), between the Issuer and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture.

          Pursuant to this Supplement, the Issuer and the Indenture Trustee shall create a new Series of Notes and specify the Principal Terms thereof.

        NOW THEREFORE, in consideration of the mutual agreements herein contained, each of the Issuer and the Indenture Trustee agrees as follows for the benefit of the other parties, the Series 2002-1 Noteholders and the Series Enhancer:

I.

Definitions

        A.    Definitions.    Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in Appendix A to the Indenture, as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in such Appendix A shall apply to this Supplement.

II.

Creation of the Series 2002-1 Notes

        A.    Designation.    1. There is hereby created a Series of Notes to be issued in one Class pursuant to the Indenture and this Supplement to be known respectively as "BRL Universal Compression Funding I 2002, L.P. Floating Rate Secured Notes, Series 2002-1". The Series 2002-1 Notes will be issued on December 31, 2002 (the "Effective Date") in the initial principal balance of up to One Hundred Ninety-nine Million Dollars ($199,000,000) and will not have priority over any other Series, except to the extent set forth in the Supplement for such other Series.

          2.    The Series 2002-1 Notes shall be issued as Definitive Notes, substantially in the form of Exhibit A hereto. The transfer restrictions set forth in Sections 205 (g) and (h) of the Indenture shall not be applicable to any transfer of the Note (or an interest therein) (i) by VFCC to one or more Liquidity Banks in accordance with the provisions of the Notes Liquidity Agreement or (ii) by any Series 2002-1 Noteholder to the Series Enhancer.

          3.    Payments of principal on the Series 2002-1 Notes shall be payable from funds on deposit in the Series 2002-1 Series Account, or otherwise, at the times and in the amounts set forth in Articles III and VIII of the Indenture and Article III of this Supplement.

          4.    The Series 2002-1 Note Interest Payment shall constitute the "Interest Payment", the Series 2002-1 Commitment Fee shall constitute the "Commitment Fee Payment", and the Scheduled Principal Payment Amount shall constitute the "Principal Payment Amount" for Series 2002-1, as each such term is utilized in the Indenture.

          5.    Ambac Assurance Corporation is the Series Enhancer for the Series 2002-1 Notes and the Insurance Agreement is the Enhancement Agreement for the Series 2002-1 Notes. In addition,

  each of S & P and Moody's have been designated as Rating Agencies for the Series 2002-1 Notes and notices to such Persons shall be delivered in the manner set forth in the Indenture to the following addresses:

      Standard & Poor's Ratings Group
      55 Water Street, 39th Floor
      New York, New York 10041
      Telephone: (212) 425-7025
      Facsimile: (212) 208-1393

      Moody's Investors Services
      99 Church Street, 4th Floor
      New York, New York 10007
      Telephone: (212) 553-0300
      Facsimile: (212) 533-0574
      Attention: Asset Backed Monitoring Group

          6.    In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

        B.    Authentication and Delivery.

          1.    On the Effective Date, Issuer shall sign the Series 2002-1 Notes, and shall direct the Indenture Trustee in writing pursuant to Section 201 of the Indenture to duly authenticate the Series 2002-1 Notes, and the Indenture Trustee, upon receiving such direction, (i) shall authenticate (by manual or facsimile signature), subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2002-1 Note Purchase Agreement, the Series 2002-1 Notes in accordance with such written directions, and (ii) subject to compliance with the conditions precedent set forth in Section 501 hereof and the Series 2002-1 Note Purchase Agreement, shall deliver such Series 2002-1 Notes to the Noteholders in accordance with such written directions.

          2.    In accordance with Section 202 of the Indenture, the Series 2002-1 Notes shall be represented by one or more Definitive Notes.

          3.    The Series 2002-1 Notes shall be executed by manual or facsimile signature by the Issuer and shall be substantially in the form of Exhibit A hereto.

          4.    The Series 2002-1 Notes shall be issued in minimum denominations of $100,000 and in integral multiples of $100,000 in excess thereof.

        C.    Interest Payments on the Series 2002-1 Notes.

          1.    Interest on Series 2002-1 Notes.    Interest will be paid on each Series 2002-1 Note in an amount equal to the Series 2002-1 Note Interest Payment for such Note. Such Series 2002-1 Note Interest Payment shall be payable on each Payment Date from amounts on deposit in the Series 2002-1 Series Account in accordance with Section 302 of this Supplement and, to the extent necessary, from a draw on the Notes Policy. To the extent that the amount of interest which is due and payable on any Payment Date is not paid in full on such date, such shortfall shall bear interest thereon at the Overdue Rate from the due date thereof until such amount is paid in full.

          2.    Interest on Overdue Amounts.    If (i) the Issuer shall default in the payment when due of (x) the unpaid principal balance of any Series 2002-1 Notes (whether on the Series 2002-1 Final Maturity Date, upon acceleration or otherwise), (y) the Series 2002-1 Note Interest Payment on any Series 2002-1 Note when due, or (z) any other amount becoming due under this Supplement, or (ii) any Event of Default shall have occurred, then, in any such case, the Issuer shall from time to time pay interest (the incremental interest payable in excess of the interest otherwise payable, "Default Interest") on such unpaid amounts (or, in the case of clause (ii), on all amounts of outstanding principal of, and unpaid interest on, the Series 2002-1 Notes and other amounts then due and owing to the Series Enhancer, the Series 2002-1 Noteholders or the Indenture Trustee), to the extent permitted by Applicable Law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof (or, in the case of clause (ii), for the period from the occurrence of such Event of Default to the earliest date on which such Event of Default shall have ceased to exist). Any such Default Interest shall be payable immediately upon demand and shall be distributed from the Series 2002-1 Series Account as set forth in Section 302 of this Supplement.

        D.    Principal Payments on the Series 2002-1 Notes.    1. In addition to any Prepayment required pursuant to the provisions of Section 204(b) hereof, the principal balance of the Series 2002-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2002-1 Series Account, or funds otherwise available for such purpose, in an amount equal to the Scheduled Principal Payment Amount for such Payment Date. The Series 2002-1 Note Principal Balance together with all unpaid interest (including all Default Interest), fees (including all commitment fees), expense, Breakage Costs, increased costs, taxes and all other amounts payable by the Issuer to the Series 2002-1 Noteholders, each Interest Rate Hedge Provider, the Series Enhancer and the Indenture Trustee pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2002-1 Notes have been accelerated in accordance with Section 802 of the Indenture and (y) the Series 2002-1 Final Maturity Date.

          2.    The principal balance of the Series 2002-1 Notes shall be required to be prepaid at the times and in the amounts set forth in Section 702(b) of the Indenture. In connection with any Prepayment made in accordance with this Section 204(b), the Issuer shall also pay an amount equal to the sum of (i) accrued interest on the principal balance being prepaid to the date of such prepayment, (ii) any Breakage Costs assessed by the Deal Agent, on behalf of the Series 2002-1 Noteholders or the Liquidity Bank, and (iii) any fees and costs (including, without limitation, termination payments) assessed by any Interest Rate Hedge Provider and any Series Enhancer.

          3.    The Issuer may, on any Payment Date and upon three (3) Business Days' prior written notice to the Indenture Trustee and the Series 2002-1 Noteholders (which notice shall be irrevocable when given to the Indenture Trustee or the Series 2002-1 Noteholders in accordance with the terms of this Supplement), voluntarily prepay the Series 2002-1 Note Principal Balance by making a wire transfer to the Series Account; provided, however, that the Issuer may not make such repayment from funds in the Transaction Accounts, except to the extent that funds in any such account would otherwise be distributable to the Series Account for application to the unpaid principal of the Series 2002-1 Notes or payable to the Issuer, in each case in accordance with the terms of Section 302(c) or 302(e) of the Indenture, or are otherwise expressly available to the Issuer for such Prepayment. In connection with any Prepayment made in accordance with this Section 204(b), the Issuer shall pay an amount equal to the sum of (i) accrued interest in the principal balance being prepaid to the date of such prepayment, (ii) any Breakage Costs assessed by the Deal Agent, on behalf of the Series 2002-1 Noteholders or the Liquidity Bank, and (iii) any fees and costs (including, without limitation, termination payments) assessed by any Interest Rate Hedge Provider and any Series Enhancer.

          4.    On the Termination Date, the Issuer shall prepay the Series 2002-1 Notes from amounts then on deposit in the Collateral Account. Such prepayment shall be made to the Series 2002-1 Noteholders by wire transfer of immediately available funds from the Series 2002-1 Account. In connection with such prepayment, the Issuer shall pay an amount equal to the sum of (i) accrued interest in the principal balance being prepaid to the date of such prepayment, (ii) any Breakage Costs assessed by the Deal Agent, on behalf of Series 2002-1 Noteholders or the Liquidity Bank, and (iii) any fees and costs (including, without limitation, termination payments) assessed by any Interest Rate Hedge Provider and any Series Enhancer.

        E. Amounts and Terms of Series 2002-1 Noteholder Commitments.

          1.    Commitments.    Subject to the terms and conditions of this Supplement and the Series 2002-1 Note Purchase Agreement, each Series 2002-1 Noteholder shall make its portion of the Series 2002-1 Initial Commitment available to the Issuer during the period commencing on (and including) the Closing Date and ending on (but excluding) the Commitment Termination Date.

          2.    Advances.    Prior to the Commitment Termination Date each Series 2002-1 Note shall be a revolving note with a maximum principal amount equal to the Series 2002-1 Note Existing Commitment then in effect for the related Series 2002-1 Noteholder. The Deal Agent shall maintain a record of all Series 2002-1 Advances and repayments made on the Series 2002-1 Notes and absent manifest error such records shall be conclusive. On any two (2) Business Days in any calendar month requested by the Issuer and presuming that the Issuer shall have given three (3) Business Days' prior written notice to the Indenture Trustee and the Deal Agent and the Series Enhancer, and shall have satisfied all applicable conditions precedent set forth in Article V hereof, each Series 2002-1 Noteholder shall, subject to the terms and conditions of the Series 2002-1 Note Purchase Agreement, deposit in the account designated by the Issuer by wire transfer of same day funds an amount in Dollars equal to its Series 2002-1 Percentage of the requested Series 2002-1 Advance; provided, however, that, each Series 2002-1 Advance by each Series 2002-1 Noteholder shall be for an amount (A) not less than the lesser of (x) its then unused Series 2002-1 Note Existing Commitment and (y) Five Million Dollars ($5,000,000), and (B) not greater than the Series 2002-1 Availability of such Series 2002-1 Noteholder on such Business Day; provided, further, that in the event that any Series 2002-1 Noteholder fails to make a Series 2002-1 Advance in accordance with its Series 2002-1 Note Existing Commitment, then the other Series 2002-1 Noteholder(s) shall not be obligated to fund the Series 2002-1 Percentage of the defaulted Series 2002-1 Noteholder(s).

          3.    Each request for a Series 2002-1 Advance shall be submitted in writing to the Deal Agent and the Series Enhancer in the manner contemplated in Section 1207 (Notices) of the Indenture by not later than 1:00 p.m. (Charlotte, North Carolina time) on the third (3rd) Business Day prior to the date of the requested Series 2002-1 Advance and shall be irrevocable when given.

          Each request for a Series 2002-1 Advance shall constitute a reaffirmation by Issuer that (1) no Event of Default, Manager Default, Trigger Event or Prospective Trigger Event has occurred and is continuing, (2) the representations and warranties contained in the Related Documents are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date and (3) that each of the conditions precedent to such Series 2002-1 Advance have been satisfied.

          If (i) any Series 2002-1 Advance requested by the Issuer is not made or effectuated, for any reason whatsoever, related to a default or nonperformance by the Issuer, on the date specified thereof, (ii) any optional prepayment of the Series 2002-1 Notes is not made when specified in the notice delivered pursuant to Section 702 of the Indenture or (iii) any optional payment pursuant to Section 204(d), the Issuer shall indemnify each Series 2002-1 Noteholder against any Breakage Costs.

          4.    On each Payment Date, the Issuer shall pay a commitment fee (the "Commitment Fee") to each Series 2002-1 Noteholder, which shall be in an amount equal to the sum of the product for each day during the immediately preceding Collection Period of (x) 0.275%, (y) a fraction (expressed as percentage) the numerator of which is one and the denominator of which is equal to the actual number of days in the applicable year and (z) the Series 2002-1 Note Unused Commitment of such Series 2002-1 Noteholder on such date. On each Payment Date, the Issuer shall pay to the Series Enhancer the Series Enhancer Commitment Fee. Such Commitment Fee and Series Enhancer Commitment Fee shall be payable from amounts then on deposit in the Series 2002-1 Series Account, or amounts otherwise available for such purpose, in accordance with Section 302 hereof.

          5.    All payments of principal and interest on the Series 2002-1 Notes shall be paid to the Series 2002-1 Noteholders reflected in the Note Register as of the related Record Date by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (New York City time) on the related Payment Date. Any payments received by a Series 2002-1 Noteholder after 11:00 a.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.

          6.    All payments received by the Deal Agent from the Issuer by wire transfer of immediately available funds prior to 11:00 a.m. (New York City time) on the related Payment Date shall be disbursed by the Deal Agent to the Series 2002-1 Noteholders or the Liquidity Bank by no later than 3:00 p.m. on such Business Day. Any payments received by the Deal Agent after 11:00 a.m. (New York City time) on any day shall be paid to the Series 2002-1 Noteholders by 11:00 a.m. on the next Business Day.

        F.    Taxes.

          1.    In addition to payments of principal and interest on the Series 2002-1 Notes when due, the Issuer shall pay any and all Taxes, and all liabilities with respect thereto, excluding, in the case of each Series 2002-1 Noteholder and any Person to whom a Series 2002-1 Noteholder has sold an interest in the Series 2002-1 Note, the Deal Agent and any Liquidity Bank (such Series 2002-1 Noteholder and any such Person being an "Indemnified Party"), such Taxes as are imposed on or measured by each Indemnified Party's net income by the jurisdiction under the laws of which such Indemnified Party, as the case may be, is organized or maintains an office or any political subdivision thereof.

          2.    In addition, the Issuer shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Supplement or any other documents related to the issuance of the Series 2002-1 Notes except for any such taxes due upon the transfer by a Series 2002-1 Noteholder of its Series 2002-1 Notes to any Person other than the Series Enhancer (hereinafter referred to as "Other Taxes").

          3.    If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 206) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure. Payment under this indemnification shall be made by Issuer immediately upon written demand therefor by any Indemnified Party; provided that such payment shall be made in accordance with the priorities for distributions set forth in Section 302 of this Supplement. Indemnified Party shall give prompt notice to Issuer of any assertion of Taxes or Other Taxes so that Issuer may, at its option, contest such assertion.

          4.    Within thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to each of the Series 2002-1 Noteholders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Series 2002-1 Noteholders.

          5.    Taxes and Other Taxes shall not constitute a "Claim" (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in the event such amounts are not paid in accordance with Section 302 of this Supplement.

          6.    On or before the date it acquires a Series 2002-1 Note (and, so long as it may properly do so, periodically thereafter, as requested by Issuer, to keep forms up to date), each Series 2002-1 Noteholder that is organized under the laws of a jurisdiction outside the United States of America hereby is deemed to have agreed by its acceptance of its Series 2002-1 Note to deliver to the Indenture Trustee any certificates, documents or other evidence that shall be required by the Code (or any regulations issued pursuant thereto) to establish that, assuming the Series 2002-1 Notes are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including two (2) original copies of Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form, properly completed and duly executed by the Series 2002-1 Noteholder certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes (or at a reduced rate). If any Series 2002-1 Noteholder does not comply with the requirements of this Section 206(f), then the amounts payable to such Series 2002-1 Noteholder pursuant to this Section 206 shall be limited to reflect such withholding. Any payment made by any Person to any Series 2002-1 Noteholder of Series 2002-1 Note Interest Payment, Scheduled Principal Payment Amount or Commitment Fees shall be considered as having been paid by the Issuer to the Series 2002-1 Noteholder for all purposes of this Supplement.

        G.    Increased Costs; Capital Adequacy; Illegality.

          1.    If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any Series 2002-1 Note, or any right to make Series 2002-1 Advance hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of the Adjusted Eurodollar Rate), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting a Series 2002-1 Note or any Series 2002-1 Noteholder's rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Supplement, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Issuer shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

          2.    If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or under the other Related Documents or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Issuer shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.

          3.    If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this Section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Series 2002-1 Advances hereunder, then within ten (10) days after demand by such Affected Party, the Issuer shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

          4.    In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Issuer and the Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

          5.    If a Liquidity Bank shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of "Eurodollar Disruption Event" has occurred, the Deal Agent shall in turn so notify the Issuer, whereupon all Series 2002-1 Advances in respect of which Series 2002-1 Note Interest Payment accrues at the Adjusted Eurodollar Rate shall immediately be converted into a Series 2002-1 Advance in respect of which interest accrues at the Base Rate.

          6.    Any amounts payable by the Issuer pursuant to this Section 207 shall be paid in accordance with the provisions of Section 302 hereof and shall not constitute a "Claim" (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in the event that such amounts are not paid in accordance with Section 302 of this Supplement.

III.

Series 2002-1 Series Account and
Allocation and Application of Amounts Therein

        A.    Series 2002-1 Series Account.    The Issuer shall establish on the Closing Date and maintain in the name of the Indenture Trustee, so long as any Series 2002-1 Note is Outstanding, an Eligible Account at Wells Fargo Bank Minnesota, National Association which shall be designated as the Series 2002-1 Series Account, which account shall be held by the Indenture Trustee for the benefit of the Series 2002-1 Noteholders and the Series Enhancer pursuant to the Indenture and this Supplement. All deposits of funds into the Series 2002-1 Series Account by the Issuer or any other Person shall be accumulated in, and withdrawn from, the Series 2002-1 Series Account in accordance with the provisions of this Supplement. Any funds on deposit in the Series Account shall be invested in the same manner as the funds deposited and held in the Trust Account.

        B.    Distributions from Series 2002-1 Series Account.    On each Payment Date and on each other date on which any payment is to be made with respect to the Series 2002-1 Notes in accordance with Section 203 or 204 hereof, the Indenture Trustee shall distribute funds then on deposit in the Series 2002-1 Series Account in accordance with the priorities set forth below:

            a.    To Deal Agent on behalf of each Holder of a Series 2002-1 Note on the immediately preceding Record Date, an amount equal to the Series 2002-1 Note Interest Payment (exclusive of Default Interest) payable to such Series 2002-1 Noteholders for such Payment Date and any prior Payment Date;

            b.    To the Series Enhancer, any Reimbursement Amounts in respect of the Series 2002-1 Note Interest Payment and any prior Payment Date;

            c.    To (x) the Deal Agent on behalf of each Holder of a Series 2002-1 Note on the immediately preceding Record Date the Commitment Fee payable on such Payment Date and (y) the Series Enhancer, the Series Enhancer Commitment Fee payable on such Payment Date and any prior Payment Date. If sufficient funds do not exist to pay in full all such Commitment Fee and Series Enhancer Commitment Fee, such available amount shall be allocated among the Holders of the Notes and the Series Enhancer on a pro rata basis, based on the relative amounts owing to such Persons;

            d.    To the Deal Agent on behalf of each Holder of a Series 2002-1 Note on the immediately preceding Record Date, an amount equal to the sum of (x) its pro rata portion (based on the relative principal balances) of the Scheduled Principal Payment Amount then due and payable to such Series 2002-1 Noteholders on such Payment Date and (y) the amount of any Prepayments;

            e.    To the Series Enhancer, any Reimbursement Amounts in respect of any principal amounts of the Series 2002-1 Notes paid by the Series Enhancer;

            f.      To the Deal Agent on behalf of each Holder of a Series 2002-1 Note on the immediately preceding Record Date, an amount equal to the Step-up Interest Payments payable to such Series 2002-1 Noteholders for such Payment Date, any unpaid Step-up Interest Payment from prior Payment Dates and any interest thereon;

            g.    To the Deal Agent on behalf of each Holder of a Series 2002-1 Note, on a pro rata basis (based on the relative amounts owing), an amount equal to Taxes, Other Taxes, Increased Costs, Breakage Costs, indemnities and other amounts (including Default Interest) then due and payable by the Issuer to the Series 2002-1 Noteholders pursuant to the Related Documents; and

            h.    After application of the amounts required to be paid pursuant to Section 302 of the Indenture, to the Issuer, any remaining amounts then on deposit in the Series 2002-1 Series Account.

IV.

Additional Covenants

        In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2002-1 Noteholders:

        A.    Additional Series.    The Issuer shall not issue any additional Series of Notes on or after the Closing Date without (a) satisfaction of the Rating Agency Condition (if any Series of Notes are then rated by a Rating Agency), (b) confirmation, in writing, that, after giving effect to such issuance, the unpaid principal balance of all Series of Notes and all Certificates then Outstanding does not exceed the Asset Base, as evidenced by the Asset Base Certificate most recently received by the Indenture

Trustee (dated not earlier than the preceding Payment Date), (c) receipt of a certificate from an officer of the Issuer stating that no Trigger Event, Prospective Trigger Event, Manager Default or Event of Default has occurred and is then continuing or would result from the issuance of such new Series and (d) the Deal Agent and Series Enhancer shall have each given its prior written consent thereto (in its sole discretion).

        B.    Control Party.    The definition of Control Party as set forth in Appendix A to the Indenture may not be amended without the prior written consent of the Series Enhancer.

        C.    Rule 144A.    So long as any of the Series 2002-1 Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 or 15(d) of the Exchange Act, or Rule 12g3-2(b) thereunder, provide to any Series 2002-1 Noteholder of such restricted securities, or to any prospective Series 2002-1 Noteholder of such restricted securities designated by a Series 2002-1 Noteholder, upon the request of such Noteholder or prospective Series 2002-1 Noteholders, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

        D.    Use of Proceeds.    The proceeds from the issuance of the Series 2002-1 Notes shall be used to purchase the Head Lessor Compressors and pay certain transaction expenses incurred in connection therewith.

        E.    Allocation of Prepayments.    So long as Series 2002-1 is the only Series Outstanding, all principal Prepayments permitted or required pursuant to Section 702 of the Indenture shall be allocated solely to Series 2002-1.

V.

Conditions of Effectiveness and Future Lending

        A.    Effectiveness of Supplement.    The effectiveness of this Supplement is subject to the condition precedent that the Indenture Trustee and the Series Enhancer shall have received all of the following, each duly executed and dated as of the Closing Date, in form and substance satisfactory to the Series Enhancer and each of the Series 2002-1 Noteholders and each (except for the Series 2002-1 Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for the Series Enhancer and each Series 2002-1 Noteholder (notwithstanding the satisfaction of the conditions precedent, upon the making of a Series 2002-1 Advance hereunder, all of Indenture Trustee's and the Series Enhancer's rights under this Agreement (and by operation of law) shall vest in the Indenture Trustee and the Series Enhancer, whether or not the conditions precedent to such Series 2002-1 Advance were in fact satisfied):

          1.    Series 2002-1 Notes.    Separate Series 2002-1 Notes executed by the Issuer in favor of each Series 2002-1 Noteholder in the aggregate stated principal amount of the Series 2002-1 Note Existing Commitment of such Series 2002-1 Noteholders.

          2.    Certificate(s) of Secretary or Assistant Secretary.    Separate certificates executed by the corporate secretary or assistant secretary of the Issuer and each Universal Party, each dated the Closing Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Related Documents to which it is a party, and (ii) that attached are true, correct and complete copies of the organic documents, authorizations and incumbency certificates of such Person in form and substance satisfactory to the Series 2002-1 Noteholders and the Series Enhancer, as to such matters as they shall require.

          3.    Security Documents.    The Indenture and this Supplement, in form and substance satisfactory to the Series 2002-1 Noteholders, the Series Enhancer, the Indenture Trustee and the Deal Agent, shall have been executed and delivered by Issuer, and all other parties thereto, together with all Uniform Commercial Code financing statements, the Control Agreement(s) and other documents reasonably requested by Series 2002-1 Noteholders, the Series Enhancer, Indenture Trustee or the Deal Agent.

          4.    Opinions of Counsel.    Opinions of Counsel to the Issuer, the Head Lessee and the Contributor in form and substance satisfactory to the Series 2002-1 Noteholders and the Series Enhancer as to the matters described below:

      (1)
      True sale by the Contributor to the Head Lessee, by the Old Lessee to the to the Head Lessee and by the Old Lessor to the Issuer;

      (2)
      Nonconsolidation of Universal with each of Head Lessee, Universal Compression Member 2002 Corp. or the Issuer; or of Brazos River Leasing, L.P. with Universal Compression Management 2002, Inc.;

      (3)
      All corporate matters with respect to each of the Head Lessee, the Issuer, Universal and Brazos River Leasing, L.P.;

      (4)
      Security Interest in the Head Lessor Compressors and other Collateral is created in favor of the Indenture Trustee for the benefit of the Noteholders pursuant to the Indenture, and a security interest in the Head Lessee Compressors, the other Pledged Compressors and the other Head Lessee Collateral is created in favor of the Head Lessor pursuant to the Head Lessee Security Agreement;

      (5)
      The Notes shall be treated as indebtedness under the Indenture for Federal income tax purposes;

      (6)
      The bankruptcy or dissolution of the member of a single member limited liability company will not, by itself, cause the Head Lessee to be dissolved or its affairs to be wound up; and

      (7)
      Such other Opinions of Counsel as the Series 2002-1 Noteholders, the Rating Agencies or the Series Enhancer shall reasonably request.

          5.    Related Documents.    Each of the Related Documents shall have been duly executed and delivered and all of the conditions precedent therein have either been satisfied or waived by the Deal Agent and the Series Enhancer.

          6.    Insurance.    Each of the Indenture Trustee and the Series Enhancer shall have received certificates evidencing insurance coverage satisfying the requirements of Section 5.7 of the Management Agreement, which shall be reasonably satisfactory to the Indenture Trustee and the Series Enhancer.

          7.    Up Front Fee.    The Issuer shall have paid, or made arrangements for payment satisfactory to the Deal Agent for, the up front fee set forth in the letter agreement, dated as of the Closing Date between the Issuer and Wachovia Securities, Inc.

          8.    Limited Partnership Interests.    Variable Funding Capital Corporation and Wachovia Investors, Inc. shall have purchased the limited partnership interests in the Issuer.

          9.    Ratings.    S & P shall have rated the Series 2002-1 Notes "BBB" or higher and Moody's shall have rated the Series 2002-1 Notes "Baa3" or higher, in each case determined without regard to the Notes Policy.

          10.    Credit and Collection Policy.    The Issuer shall have delivered to the Deal Agent and the Series Enhancer two (2) copies of Universal's Credit and Collection Policy in form and substance satisfactory to the Series Enhancer.

          11.    Intercreditor Agreement.    The Issuer shall have delivered to the Deal Agent and the Series Enhancer an executed copy of the Intercreditor Agreement in form and substance satisfactory to the Series Enhancer.

          12.    [Reserved].

          13.    Officer's Certificate.    Universal shall have delivered to the Series Enhancer a certificate (in form and substance satisfactory to the Series Enhancer): (a) identifying the equity owners, if known, of the trusts that sold equipment to the Old Lessor on February 9, 2001; (b) certifying that such trusts no longer exist; (c) outlining the transfer(s) made on February 9, 2001 and the transferee(s); and (d) certifying that the original of any User Lease has not been delivered to any entity other than Universal, the Head Lessor or the applicable User.

          14.    Appraisals.    The Issuer shall have delivered to the Deal Agent and the Series Enhancer three (3) Appraisals with respect to each Head Lessee Compressor and Head Lessor Compressor included in the determination of the Debt Limit on the Closing Date.

          15.    Issuer Certificate.    An officer's certificate certifying that all of the conditions set forth in clauses (a) through (n) above have been satisfied.

        B.    Advances on Series 2002-1 Notes.    The obligation of each of the Series 2002-1 Noteholders to make a Series 2002-1 Advance (including the initial Series 2002-1 Advance to be made on the Closing Date) pursuant to its commitment under this Supplement and the Series 2002-1 Note Purchase Agreement is subject to the following further conditions precedent being fulfilled with respect to each such Series 2002-1 Advance:

          1.    Default.    Before and after giving effect to such Series 2002-1 Advance, no Event of Default or Manager Default shall have occurred and be continuing (without regard to any waiver by the Control Party) unless such Series 2002-1 Advance has been approved by each of (i) the Requisite Global Majority and (ii) each Series 2002-1 Noteholder.

          2.    No Trigger Event or Prospective Trigger Event.    Before and after giving effect to such Series 2002-1 Advance, no Trigger Event or Prospective Trigger Event shall have occurred and be continuing unless such Series 2002-1 Advance has been approved by each of (i) the Requisite Global Majority and (ii) each Series 2002-1 Noteholder.

          3.    Certification.    Issuer shall have delivered to the Deal Agent a compliance certificate, signed by a financial officer of Issuer stating that (i) each of the conditions precedent set forth in this Section 502 and in the Series 2002-1 Note Purchase Agreement have been satisfied with respect to such Series 2002-1 Advance and (ii) that each of the representations and warranties of the Issuer contained in each Related Document is true and correct in all material respects as of the date of such Series 2002-1 Advance (or, in the case of the initial Series 2002-1 Advance, that each of such representations and warranties is true and correct in all respects as of the date of such initial Series 2002-1 Advance).

          4.    Asset Base Certificate.    Issuer shall have delivered to the Deal Agent a duly completed and executed Asset Base Certificate, determined after giving effect to any Eligible Compressors and Eligible Leases to be acquired with the proceeds of such Series 2002-1 Advance, which demonstrates that, after giving effect to such Series 2002-1 Advance, (A) Aggregate Outstanding Amounts do not exceed the Asset Base, (B) no Net Revenue Event exists or would exist, or (C) no Overcollateralization Event exists or would exist.

          5.    Commitment Termination Date.    The Commitment Termination Date shall not have occurred.

          6.    [Reserved].

          7.    Appraisals.    If the cumulative principal balance of all Series 2002-1 Advances made in such calendar year exceeds an amount equal to the product of (i) ten percent (10%) and (ii) the sum of the Depreciated Values of all Eligible Compressors on the first day of such calendar year, then the Issuer shall have delivered to the Deal Agent and the Series Enhancer on or prior to the requested funding date three (3) Appraisals with respect to each additional Head Lessee Compressor and/or Head Lessor Compressor to be pledged to the Indenture Trustee in connection with such Series 2002-1 Advance.

          8.    Issuer Certificate.    An officer's certificate certifying that all of the conditions set forth in paragraphs (a) through (g) of this Section 502 have been satisfied.

VI.

The Notes Policy

        A.    The Notes Policy.    1. On each Determination Date, the Indenture Trustee shall determine, with respect to the immediately following Payment Date, based solely on the information contained in the Manager Report, whether there exists a Deficiency Amount.

          2.    If there exists a Deficiency Amount which is an Insured Amount with respect to a Payment Date, the Indenture Trustee shall complete a Notice in the form of Exhibit A to the Notes Policy and submit such claim for such Insured Amount to the Series Enhancer in accordance with the terms of the Notes Policy. Any payment made by the Series Enhancer under the Notes Policy shall be applied solely to the payment of principal of or interest (other than Default Interest) on the Series 2002-1 Notes.

          3.    The Indenture Trustee shall (i) receive Insured Amounts as attorney-in-fact of each of the Series 2002-1 Noteholders and (ii) disburse such Insured Payments directly to the Series 2002-1 Noteholders. The Issuer hereby agrees for the benefit of the Series Enhancer (and each Series 2002-1 Noteholder, by acceptance of its Series 2002-1 Notes, will be deemed to have agreed) that, without limiting any other rights of the Series Enhancer, to the extent the Series Enhancer pays, or causes payment of, Insured Amounts, either directly or indirectly (as by paying through distribution to the Indenture Trustee), to the Series 2002-1 Noteholders, the Series Enhancer will be entitled to (x) reimbursement pursuant to Section 302 or Section 806 of the Indenture and Section 302 hereof and (y) assignment of certain rights and interests of the Series 2002-1 Noteholders as well as equitable and legal rights of subrogation as described in the Insurance Agreement and Notes Policy.

          4.    The Series 2002-1 Notes will be insured by the Notes Policy pursuant to the terms set forth in the Notes Policy, notwithstanding any provisions to the contrary contained in this Supplement.

          5.    If a Corporate Trust Officer of the Indenture Trustee at any time has actual knowledge that a Deficiency Amount will exist on the applicable Payment Date, the Indenture Trustee shall promptly notify the Series Enhancer, the Deal Agent and each Interest Rate Hedge Provider of the amount of such deficiency.

          6.    Anything herein to the contrary notwithstanding, any payment with respect to the principal of or interest on the Series 2002-1 Notes which is made with moneys received pursuant to the terms of the Notes Policy shall not be considered payment by the Issuer with respect to the Series 2002-1 Notes, shall not discharge the Issuer in respect of its obligation to make such payment, and shall not result in the payment of, or the provision for the payment of, the principal of or interest on, the Series 2002-1 Notes for purposes of the Indenture. Each Series 2002-1

  Noteholder by its acceptance of a Series 2002-1 Note agrees, and the Issuer and the Indenture Trustee acknowledge, that, without the need for any further action on the part of the Series Enhancer, the Issuer, the Indenture Trustee or the Note Registrar, (i) to the extent the Series Enhancer makes payments, directly or indirectly, on account of principal of, or interest on, the Series 2002-1 Notes to the Series 2002-1 Noteholders, the Series Enhancer will be fully subrogated to the rights of such Series 2002-1 Noteholders to receive such principal and interest from the Issuer, and (ii) the Series Enhancer shall be paid such principal and interest in its capacity as a Holder of the Series 2002-1 Notes, but only from the sources and in the manner and priority provided herein for the payment of such principal and interest. To evidence the Series Enhancer's subrogation to the rights of the Series 2002-1 Noteholders, the Note Register shall note the Series Enhancer's rights as subrogee upon the register of the Series 2002-1 Noteholders upon receipt from the Series Enhancer of proof of payment by the Series Enhancer of any Insured Amount. Nothing in this Section shall expose the Issuer or the Collateral to double recovery for any such amounts.

          7.    Each of the Issuer and the Indenture Trustee hereby grants to the Series Enhancer, as long as no Series Enhancer Default exists, the right of prior approval of amendments, waivers or supplements to the Related Documents available to Series 2002-1 Noteholders hereunder and thereunder and of the exercise of any option, vote, right, power or the like available to the Series 2002-1 Noteholders hereunder and thereunder.

          8.    The Indenture Trustee shall keep a complete and accurate record of the amount and allocation of Insured Amounts and the Series Enhancer shall have the right to inspect such records at reasonable times upon three (3) Business Day's prior written notice to the Indenture Trustee.

          9.    In the event that a Preference Amount is payable under the Notes Policy, the Indenture Trustee shall so notify the Series Enhancer, shall comply with the provisions of the Notes Policy to obtain payment by the Series Enhancer of such Preference Amount, and shall, at the time it provides notice to the Series Enhancer, notify the Series 2002-1 Noteholders by mail that, in the event that any Series 2002-1 Noteholder's payment is so recovered, such Series 2002-1 Noteholder will be entitled to payment thereof pursuant to the terms of the Notes Policy. The Indenture Trustee shall furnish to the Series Enhancer, at its written request, the requested records it holds in its possession evidencing the payments of principal of and interest on the Series 2002-1 Notes, if any, which have been made by the Indenture Trustee and subsequently recovered from Series 2002-1 Noteholders, and the dates on which such payments were made.

          Without limiting any rights of the Series Enhancer under the Notes Policy or any other Related Document, and without modifying or otherwise affecting any terms or conditions of the Notes Policy, each Series 2002-1 Noteholder, by its acceptance of a Series 2002-1 Note, and the Indenture Trustee hereby agree that the Series Enhancer (so long as no Series Enhancer Default exists) may at any time during the continuation of any Proceeding relating to a Preference Amount direct all matters relating to such Preference Amount, including, without limitation, (i) the direction of any appeal of any order relating to any Preference Amount and (ii) the posting of any surety, supersedeas or performance bond pending any such appeal. In addition, and without limitation of the foregoing, the Series Enhancer shall be subrogated to the rights of the Indenture Trustee and each such Series 2002-1 Noteholder in the conduct of any Proceeding with respect to any such Preference Amount, including, without limitation, all rights of any party to an adversary proceeding action with respect to any order issued in connection with any such Preference Amount. Insured Amounts paid by the Series Enhancer to the Indenture Trustee shall be received by the Indenture Trustee, as agent to the Series 2002-1 Noteholders, and deposited into the Series Account for distribution in accordance with Section 302 hereof. Each Series 2002-1 Noteholder by its acceptance of a Series 2002-1 Note, and the Indenture Trustee, as agent to the Series 2002-1 Noteholders, hereby acknowledges and affirms that the rights of the Series 2002-1 Noteholders to any moneys paid or payable in respect of the Series 2002-1 Notes shall be fully subrogated to the Series Enhancer to the extent of any payment made by the Series Enhancer pursuant to the terms of the Notes Policy, and any interests due thereon.

          10.  By acceptance of a Series 2002-1 Note, each Series 2002-1 Noteholder agrees to be bound by the terms of the Notes Policy, including, without limitation, the method and timing of payment, the Series Enhancer's right of subrogation and the other rights of the Series Enhancer set forth therein.

          11.  Notwithstanding the foregoing, in the event that any or all of the outstanding principal amounts of the Series 2002-1 Notes become or are declared to be due and payable prior to the Final Maturity Date, the Series Enhancer shall have no obligation under the Notes Policy to pay such amounts prior to the Final Maturity Date, unless the Series Enhancer shall elect to make such accelerated payments in accordance with and subject to the terms of the Notes Policy.

          12.  The Indenture Trustee shall be entitled to enforce on behalf of the Series 2002-1 Noteholders the obligations of the Series Enhancer under the Notes Policy. Notwithstanding any other provision of the Indenture or any other Related Document, the Series 2002-1 Noteholders are not entitled to make any claims under the Notes Policy or institute proceedings directly against the Series Enhancer.

          13.  Nothing in this Section 601 or in any other Section hereof shall or is intended to modify any of the terms, provisions or conditions of the Notes Policy.

VII.

Miscellaneous Provisions

        A.    Ratification of Indenture.    As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken and construed as one and the same instrument.

        B.    Counterparts.    This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

        C.    Governing Law.    THIS SUPPLEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        D.    Amendments and Modifications.    The terms of the Supplement may be waived, modified or amended only in a written instrument signed by each of the Issuer and the Indenture Trustee and, except with respect to the matters set forth in (and subject to the terms of) Section 1001 of the Indenture, only with the prior written consent of the Control Party for Series 2002-1 together with, in the case of the matters set forth in the last proviso to Section 1002(a) of the Indenture, the prior written consent of the Holders of all Series 2002-1 Notes affected by such waiver, modification or amendment, provided, that Section 402 hereof may not be amended, waived or modified without the consent of the Series Enhancer.

        E    Consent to Jurisdiction.    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN

THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT AND THE OTHER RELATED DOCUMENTS, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION, HAVING AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICING OF LEGAL PROCESS AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS SUPPLEMENT AND THE OTHER RELATED DOCUMENTS SHALL HAVE BEEN PAID BY ISSUER IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT'S ACCEPTANCE OF SUCH APPOINTMENT.

        F.    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

        G.    No Petition.    The Indenture Trustee, on its own behalf, hereby covenants and agrees, and each Noteholder by its acquisition of a Series 2002-1 Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Insolvency Law or any other federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Series 2002-1 Note is Outstanding.

        IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
By:	BRL UNIVERSAL COMPRESSION MANAGEMENT 2002, INC. Its: General Partner
	By:	/s/ GREGORY C. GREENE
		Name:	Gregory C. Greene
		Title:	President
By:	WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee
	By:	/s/ EDNA BARBER
		Name:	Edna Barber
		Title:	Assistant Vice President

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  EXHIBIT 4.2
I. Definitions
II. Creation of the Series 2002-1 Notes
III. Series 2002-1 Series Account and Allocation and Application of Amounts Therein
IV. Additional Covenants
V. Conditions of Effectiveness and Future Lending
VI. The Notes Policy
VII. Miscellaneous Provisions